Exhibit 15.5

April 27, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of Hanwha Q CELLS Co., Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2017 and are in agreement with the statements contained in all paragraphs on pages 90 and 91 therein.

Yours faithfully,

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China